AMENDED AND RESTATED INVESTMENT MANAGEMENT AGREEMENT

AMENDED AND RESTATED INVESTMENT MANAGEMENT AGREEMENT, entered into on December 14, 2016, and amended and restated on March 21, 2018, between each closed-end management investment company listed on Schedule A attached hereto and made a part hereof, as such Schedule A may be amended from time to time, including to add or remove Funds (each a “Fund” and, collectively, the “Funds”), and Pacific Investment Management Company LLC (“PIMCO”), effective, with respect to each such Fund, on such date (each an “Effective Date”) as set forth in Schedule A.

WHEREAS, each Fund is registered with the Securities and Exchange Commission (“SEC”) as a closed-end management investment company under the Investment Company Act of 1940, as amended, and the rules and regulations thereunder (the “1940 Act”) and is operated as a closed-end interval fund pursuant to Rule 23c-3 under the 1940 Act; and

WHEREAS, each Fund desires to retain PIMCO to render investment advisory, supervisory and administrative and certain other services hereunder with respect to the Fund; and

WHEREAS, each Fund engages in the business of investing and reinvesting its assets in the manner and in accordance with the investment objectives, policies and restrictions applicable to the Fund; and

WHEREAS, each Fund is authorized to issue its shares of beneficial interest (“Shares”) in one or more classes, with each such class representing interests in the same portfolio of securities and other assets; and

WHEREAS, PIMCO is willing to furnish investment advisory, supervisory and administrative services and other services, and/or to arrange for such services in the manner and on the terms hereinafter set forth; and

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties agree as follows:

1.      Appointment. Each Fund hereby appoints PIMCO to provide the investment advisory services to the Fund and to provide or procure the supervisory and administrative and other services for the period and on the terms set forth in this Agreement, as amended or supplemented from time to time. PIMCO accepts such appointment and agrees during such period to render the services herein set forth for the compensation herein provided.

2.      Duties. (a) PIMCO shall, at its expense, (i) employ or associate with itself such persons as it believes appropriate to assist it in performing its obligations under this Agreement and (ii) provide all services, equipment and facilities necessary to perform its obligations under this Agreement. PIMCO may from time to time seek research assistance and rely on investment management resources available to it through its affiliated companies, but in no case shall such reliance relieve PIMCO of any of its obligations hereunder, nor shall a Fund be responsible for any additional fees or expenses hereunder as a result.

3.      Investment Advisory Services. (a) PIMCO shall provide to each Fund investment guidance and policy direction in connection with the management of the Fund, including oral and written research, analysis, advice, and statistical and economic data and information.

Consistent with the investment objectives, policies and restrictions applicable to each Fund, PIMCO will determine the securities and other assets to be purchased or sold or the other techniques to be utilized (including, but not limited to, the incurrence of leverage and securities lending) by the Fund and will determine what portion of the Fund shall be invested in securities or other assets, and what portion, if any, should be held uninvested.

Each Fund will have the benefit of the investment analysis and research, the review of current economic conditions and trends and the consideration of long-range investment policy generally available to investment advisory clients of PIMCO. It is understood that PIMCO will not, to the extent inconsistent with applicable law, use any material nonpublic information pertinent to investment decisions undertaken in connection with this Agreement that may be in its possession or in the possession of any of its affiliates.

(b)    As manager of the assets of each Fund, PIMCO shall make investments for the account of the Fund in accordance with PIMCO’s best judgment and within the Fund’s investment objectives, policies and restrictions, the 1940 Act, any applicable SEC exemptive relief, no-action letters or other guidance, and the provisions of the Internal Revenue Code of 1986 relating to regulated investment companies, subject to policy decisions adopted by the Fund’s Board of Trustees.

(c)    PIMCO shall furnish to each Fund’s Board of Trustees periodic reports on the investment performance of the Fund and on the performance of its investment advisory obligations under this Agreement and shall supply such additional reports and information as the Fund’s officers or Board of Trustees shall reasonably request.

(d)    On occasions when PIMCO deems the purchase or sale of a security to be in the best interest of a Fund or Funds as well as other of its clients, PIMCO, to the extent permitted by applicable law, may, but shall not be obligated to, aggregate the securities to be so sold or purchased in order to seek to obtain the best execution of the order or lower brokerage commissions or other transaction costs, if any. PIMCO may also on occasion purchase or sell a particular security or other investment for one or more clients in different amounts. On either occasion, and to the extent permitted by applicable law and regulations, allocation of the securities or other investments so purchased or sold, as well as the expenses incurred in the transaction, will be made by PIMCO in the manner it considers to be equitable and consistent with its fiduciary obligations to the Funds and to such other clients.

(e)    PIMCO may cause each Fund to pay a broker which provides brokerage and research services to PIMCO a commission for effecting a securities transaction in excess of the amount another broker might have charged. Such higher commissions may not be paid unless PIMCO determines in good faith that the amount paid is reasonable in relation to the services received in terms of the particular transaction or PIMCO’s overall responsibilities to the particular Fund and any other of PIMCO’s clients.

(f)    PIMCO may itself, or may cause each Fund to, commence, join in, consent to or oppose the reorganization, recapitalization, consolidation, sale, merger, foreclosure, liquidation or readjustment of the finances of any person or the securities or other property thereof, and to deposit any securities or other property with any protective, reorganization or similar committee. Without limiting the generality of the foregoing, PIMCO may represent each Fund on a creditors’ (or similar) committee.

(g)    PIMCO shall have sole authority to exercise whatever powers each Fund may possess with respect to any of the assets of the Fund, including, but not limited to, the right to vote proxies, the power to exercise rights, options, warrants, conversion privileges and repurchase privileges, and to tender securities pursuant to a tender offer.

4.      Supervisory and Administrative Services. Subject to the general supervision of the Board of Trustees, PIMCO shall provide or cause to be furnished all supervisory and administrative and other services reasonably necessary for the operation of each Fund.

(a)    The supervisory and administrative services to be provided by PIMCO shall include the following for each Fund:

(i)    PIMCO shall supervise and coordinate matters relating to the operation of the Fund, including any necessary coordination among the custodian, transfer agent, dividend disbursement agent and recordkeeping agent (including pricing and valuation of the Fund), accountants, attorneys, auction agents, and other parties performing services or operational functions for the Fund. In connection with the supervision of the pricing and valuation of the Fund, PIMCO shall establish such systems and procedures as are necessary to carry out this function, including systems and procedures relating to defaulted securities; forensic reporting and monitoring of securities and derivatives pricing, including checks and balances against internal models and external pricing services; tracking and reviewing fair valued securities; supervising pricing vendors; monitoring for significant events occurring after the close of trading that may affect the value of portfolio holdings; and establishing net asset value estimation processes in the event the custodian cannot produce a net asset value for Shares of the Fund.

(ii)    PIMCO shall provide, or cause a third party to provide, the Fund, at PIMCO’s expense, with adequate personnel, office space, communications facilities, and other facilities necessary for the effective supervision and administration of the Fund as contemplated in this Agreement as well as provide, or cause a third party to provide, the Fund, at PIMCO’s expense, with the services of a sufficient number of persons competent to perform such supervisory and administrative and clerical functions as are necessary for compliance with federal securities laws and other applicable laws.

(iii)    PIMCO shall maintain or supervise the maintenance by third parties of such books and records of the Fund as may be required by applicable federal or state law.

(iv)    PIMCO shall prepare or supervise the preparation by third parties of all federal, state, local, and foreign tax returns and reports of the Fund required by applicable law.

(v)    PIMCO or an appointed third party shall prepare, file, and arrange for the distribution of proxy materials and periodic reports to financial intermediaries who hold Shares of the Fund in nominee name or shareholders of the Fund as required by applicable law and/or as agreed to with such financial intermediary or shareholder, as applicable.

(vi)    PIMCO or an appointed third party shall prepare and arrange for the filing of such registration statements and other documents with the SEC and other federal and state or other regulatory authorities, securities exchanges and self-regulatory organizations as may be required to register the Shares of the Fund, maintain the listing of the Shares of the Fund that are listed for trading on a securities exchange, if any, and qualify the Fund to do business or as otherwise required by applicable law. PIMCO shall maintain registration of the Fund’s Shares in such other jurisdictions as it deems necessary and appropriate. PIMCO shall maintain a review and certification program and internal controls and procedures in accordance with relevant provisions of the Sarbanes Oxley Act of 2002 as applicable to registered investment companies. PIMCO shall maintain systems necessary to provide or procure required disclosure in the Fund’s registration statements, shareholder reports, proxy statements, reports to securities exchanges, if applicable, and similar regulatory documents, and Fund proxy voting information.

(vii)    PIMCO shall take, or cause a third party to take, such other action with respect to the Fund as may be required by applicable law, including without limitation the rules and regulations of the SEC, including Rule 23c-3 under the 1940 Act with respect to operations as an “interval fund,” the Commodity Futures Trading Commission, securities exchanges on which the Fund’s Shares may be listed for trading, if any, state securities commissions and other governmental and regulatory agencies. Such actions shall include, but are not limited to, establishment and maintenance of a compliance program in accordance with Rule 38a-1 under the 1940 Act, support of the Fund’s Chief Compliance Officer, and systems and procedures necessary to effectuate the compliance program.

(viii)    PIMCO shall provide the Fund with administrative services to shareholders as necessary, including: the maintenance of a shareholder call center; shareholder transaction processing; the provision of certain statistical information and performance of the Fund; a web servicing platform and internet website; access by PIMCO representatives to databases to assist with shareholder inquiries and reports; oversight of anti-money laundering monitoring systems and procedures; repurchase fee application and monitoring systems (if applicable); anti-market timing monitoring systems and procedures; and processing of client registration applications. Notwithstanding the foregoing, PIMCO may procure or delegate provision of these services to third parties with respect to particular classes of the Fund or particular shareholders that have relationships with other financial intermediaries that perform similar services.

(b)    Other Services. PIMCO shall also procure on behalf of each Fund, and at the expense of PIMCO, the following persons to provide services to the Fund: (i) a custodian or custodians for the Fund to provide for the safekeeping of the Fund’s assets; (ii) a recordkeeping agent to maintain the portfolio accounting records for the Fund; (iii) a transfer agent for the Fund; and (iv) a dividend disbursing agent or registrar for the Fund. Each Fund and/or PIMCO may be a party to any agreement with any of the persons referred to in this Section 4(b).

(c)    Personnel. PIMCO shall also make its officers and employees available to the Board of Trustees and officers of each Fund for consultation and discussions regarding the supervision and administration of the Fund and services provided to the Fund under this Agreement.

(d)    Standards; Reports. In performing these supervisory and administrative services, PIMCO, with respect to each Fund:

(i)    shall conform with the 1940 Act, with all other applicable federal, state and foreign laws and regulations, with all applicable rules and regulations of securities exchanges on which a Fund’s shares may be listed for trading, if any, with any applicable procedures adopted by the Fund’s Board of Trustees, and, to the extent then currently applicable, with the provisions of the Fund’s Registration Statement filed on Form N-2 as supplemented or amended from time to time.

(ii)    will make available to the Fund, promptly upon request, any of the Fund’s books and records as are maintained under this Agreement, and will furnish to regulatory authorities having the requisite authority any such books and records and any information or reports in connection with PIMCO’s services under this Agreement that may be requested in order to ascertain whether the operations of the Fund are being conducted in a manner consistent with applicable laws and regulations.

(iii)    will regularly report to the Fund’s Board of Trustees on the supervisory and administrative services provided under this Agreement and will furnish the Fund’s Board of Trustees with respect to the Fund such periodic and special reports as the Trustees or officers of the Fund may reasonably request.

5.      Calculation of Fees. Each Fund will pay to PIMCO as compensation for PIMCO’s services rendered, for the facilities furnished and for the expenses borne by PIMCO pursuant to Section 6, a fee, computed and paid monthly, at the annual rate for such Fund set forth in Schedule A. Such fee shall be payable for each month within 5 business days after the end of such month. If the fees payable to PIMCO pursuant to this Section 5 with respect to a Fund begin to accrue before the end of any month or if this Agreement terminates before the end of any month, the fees payable by the Fund for the period from that date to the end of that month or from the beginning of that month to the date of termination, as the case may be, shall be pro-rated according to the proportion which the period bears to the full month in which the effectiveness or termination occurs.

In the event that PIMCO has agreed to a fee waiver or an expense limitation or reimbursement arrangement with a Fund, subject to such terms and conditions as PIMCO and the Fund may set forth in such agreement, the compensation due PIMCO hereunder shall be reduced, and, if necessary, PIMCO shall bear expenses with respect to the Fund, to the extent required by such fee waiver or expense limitation or reimbursement arrangement.

6.      Allocation of Expenses. During the term of this Agreement, PIMCO will pay all expenses incurred by it in connection with its obligations under this Agreement with respect to each Fund, except such expenses as are assumed by the Fund under this Agreement. PIMCO assumes and shall pay for maintaining its staff and personnel and shall, at its own expense provide the equipment, office space, office supplies, including stationary, and facilities necessary to perform its obligations under this Agreement, including, but not limited to, communications facilities, computer systems and applications, internet access, and a web servicing platform and internet website.

(a)    PIMCO Expenses. In addition, PIMCO shall bear the following expenses under this Agreement with respect to each Fund:

(i)      Expenses of all audits by the Fund’s independent public accountants;

(ii)     Expenses of the Fund’s transfer agent, registrar, dividend disbursing agent, and recordkeeping agent;

(iii)    Expenses and fees paid to agents and intermediaries for sub-transfer agency, sub-accounting and other shareholder services on behalf of shareholders of Shares of the Fund (or Shares of a particular Share class) held through omnibus and networked, record shareholder accounts (together, “Sub-Transfer Agency Expenses”), except where Sub-Transfer Agency Expenses are paid pursuant to a Rule 12b-1 or similar plan adopted by the Board of Trustees of the Fund for a particular Share class, in which case such Sub-Transfer Agency Expenses shall be paid by the Fund and Share class.

(iv)    Expenses of the Fund’s custodial services, including any recordkeeping services provided by the custodian;

(v)     Expenses of obtaining quotations for calculating the value of the Fund’s net assets;

(vi)    Expenses of maintaining the Fund’s tax records;

(vii)    Expenses and fees, including legal fees, incident to meetings of the Fund’s shareholders (except as provided in (b) below); the preparation, printing and distribution of the Fund’s prospectuses, notices and proxy statements (except as provided in (b) below), press releases and reports to existing shareholders; the preparation and filing of registration statements and updates thereto (except as provided in (b) below) and reports with regulatory bodies; the maintenance of the Fund’s existence and qualification to do business; expenses (including Share registration fees) of issuing, redeeming and repurchasing (including expenses associated with the Fund’s Share repurchases pursuant to Rule 23c-3 under the 1940 Act), registering and qualifying for sale, Shares with federal and state securities authorities following the initial registration of its Shares under the Securities Act of 1933 (i.e., that are not organizational and offering expenses of the Fund specified in (b)(xii) below) and following any registration of a new class of Shares of the Fund subsequent to its initial registration; and the expense of qualifying and listing existing Shares with any securities exchange or other trading system;

(viii)    The Fund’s ordinary legal fees, including the legal fees that arise in the ordinary course of business for a Massachusetts business trust, registered as a closed-end management investment company and, as applicable, that operates as an “interval fund” pursuant to Rule 23c-3 under the 1940 Act, or that is listed for trading with a securities exchange or other trading system;

(ix)    Costs of printing certificates representing Shares of the Fund, if any;

(x)     The Fund’s pro rata portion of the fidelity bond required by Section 17(g) of the 1940 Act, or other insurance premiums; and

(xi)    Organizational and offering expenses, including registration (including Share registration fees), legal, marketing, printing, accounting and other expenses, in connection with any registration of a new class of Shares of the Fund subsequent to its initial registration.

(b)    Fund Expenses. Each Fund shall bear the following expenses:

(i)     Salaries and other compensation or expenses, including travel expenses, of any of the Fund’s executive officers and employees, if any, who are not officers, directors, shareholders, members, partners or employees of PIMCO or its subsidiaries or affiliates;

(ii)     Taxes and governmental fees, if any, levied against the Fund;

(iii)    Brokerage fees and commissions, and other portfolio transaction expenses incurred by or for the Fund (including, without limitation, fees and expenses of outside legal counsel or third-party consultants retained in connection with reviewing, negotiating and structuring specialized loans and other investments made by the Fund, and any costs associated with originating loans, asset securitizations, alternative lending-related strategies and so-called “broken-deal costs” (e.g., fees, costs, expenses and liabilities, including, for example, due diligence-related fees, costs, expenses and liabilities, with respect to unconsummated investments));

(iv)    Expenses of the Fund’s securities lending (if any), including any securities lending agent fees, as governed by a separate securities lending agreement;

(v)    Costs, including interest expenses, of borrowing money or engaging in other types of leverage financing including, without limitation, through the use by the Fund of reverse repurchase agreements, dollar rolls, bank borrowings, credit facilities and tender option bonds;

(vi)    Costs, including dividend and/or interest expenses and other costs (including, without limitation, offering and related legal costs, fees to brokers, fees to auction agents, fees to transfer agents, fees to ratings agencies and fees to auditors associated with satisfying ratings agency requirements for preferred shares or other securities issued by the Fund and other related requirements in the Fund’s organizational documents) associated with the Fund’s issuance, offering, redemption and maintenance of preferred shares, commercial paper or other instruments (such as the use of reverse repurchase agreements, dollar rolls, bank borrowings, credit facilities and tender option bonds) for the purpose of incurring leverage;

(vii)    Fees and expenses of any underlying funds or other pooled vehicles in which the Fund invests;

(viii)    Dividend and interest expenses on short positions taken by the Fund;

(ix)    Fees and expenses, including travel expenses, and fees and expenses of legal counsel retained for their benefit, of Trustees who are not officers, employees, partners, shareholders or members of PIMCO or its subsidiaries or affiliates;

(x)    Extraordinary expenses, including extraordinary legal expenses, as may arise, including, without limitation, expenses incurred in connection with litigation, proceedings, other claims, and the legal obligations of the Fund to indemnify its Trustees, officers, employees, shareholders, distributors, and agents with respect thereto;

(xi)    Fees and expenses, including legal, printing and mailing, solicitation and other fees and expenses associated with and incident to shareholder meetings and proxy solicitations involving contested elections of Trustees, shareholder proposals or other non-routine matters that are not initiated or proposed by Fund management;

(xii)    Organizational and offering expenses of the Fund, including registration (including Share registration fees), legal, marketing, printing, accounting and other expenses, associated with organizing the Fund in its state of jurisdiction and in connection with the initial registration of the Fund under the 1940 Act and the initial registration of its Shares under the Securities Act of 1933

(i.e., through the effectiveness of the Fund’s initial registration statement on Form N-2) and fees and expenses associated with seeking, applying for and obtaining formal exemptive, no-action and/or other relief from the SEC in connection with the issuance of multiple share classes;

(xiii)    Except as otherwise specified herein as an expense of PIMCO, any expenses allocated or allocable to a specific class of Shares, including without limitation Sub-Transfer Agency Expenses and distribution and/or service fees paid pursuant to a Rule 12b-1 or similar plan adopted by the Board of Trustees of the Fund for a particular Share class; and

(xiv)    Expenses of the Fund which are capitalized in accordance with generally accepted accounting principles.

7.      Effectiveness and Termination. (a) This Agreement shall take effect with respect to each Fund as of the close of business on the Effective Date for such Fund listed in Schedule A (and, with respect to any amendment, or with respect to any additional fund, the date of the amendment or supplement hereto or Effective Date for such additional fund, as applicable), and shall remain in effect for such Fund, unless sooner terminated as provided herein, until the earlier of two years from the Effective Date for such Fund or such earlier date as determined by resolution of the Fund’s Board of Trustees, and shall continue thereafter on an annual basis with respect to such Fund provided that such continuance is specifically approved at least annually (i) by the vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund or by the Fund’s Board of Trustees; and (ii) by the vote, cast in person at a meeting called for such purpose, of a majority of the Fund’s Trustees who are not parties to this Agreement or “interested persons” (as defined in the 1940 Act) of any such party and who have no direct or indirect financial interest in the operation of this agreement (“Qualified Trustees”); provided, however, that if the continuance of this Agreement is submitted to the shareholders of the Fund for their approval and such shareholders fail to approve such continuance of this Agreement as provided herein, PIMCO may continue to serve hereunder with respect to such Fund in a manner consistent with the 1940 Act. This Agreement may not be materially amended with respect to a Fund without a vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund. Schedule A may be amended from time to time to add new funds or Share classes without a vote of the shareholders of any Fund or Share class.

(b)    This Agreement may be terminated, with respect to a Fund or a particular Share class of such Fund, at any time, without the payment of any penalty, by a vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund or such Share class, or by a vote of a majority of the Fund’s entire Board of Trustees on 60 days’ written notice to PIMCO, or by PIMCO on 60 days’ written notice to the Fund. This Agreement shall terminate automatically in the event of its assignment (as defined in the 1940 Act).

8.      Liability. PIMCO shall give each Fund the benefit of PIMCO’s best judgment and efforts in rendering services under this Agreement. PIMCO may rely on information reasonably believed by it to be accurate and reliable. As an inducement for PIMCO’s undertaking to render services under this Agreement, each Fund agrees that neither PIMCO nor its members, officers, directors, or employees shall be subject to any liability for, or any damages, expenses or losses incurred in connection with, any act or omission or mistake in judgment connected with or arising out of any services rendered under this Agreement, except by reason of willful misfeasance, bad faith, or gross negligence in performance of PIMCO’s duties, or by reason of reckless disregard of PIMCO’s obligations and duties under this Agreement. This provision shall govern only the liability to each Fund of PIMCO and that of its members, officers, directors, and employees, and shall in no way govern the liability to the Fund or PIMCO or provide a defense for any other person including persons that provide services for the Fund as described in this Agreement.

9.      Non-Exclusivity. The services of PIMCO to each Fund under this Agreement are not to be deemed exclusive as to PIMCO and PIMCO will be free to render similar services to other investment companies and other clients. Except to the extent necessary to perform PIMCO’s obligations under this Agreement, nothing herein shall be deemed to limit or restrict the right of PIMCO, or any affiliate of PIMCO, or any employee of PIMCO, to engage in any other business or to devote time and attention to the management or other aspects of any other business, whether of a similar or dissimilar nature, or to render services of any kind to any other corporation, firm, individual or association.

10.      Independent Contractor. PIMCO shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided herein or authorized by the Board of Trustees of each Fund from time to time, have no authority to act for or represent the Fund in any way or otherwise be deemed its agent.

11.      Use of Name. It is understood that the names “Pacific Investment Management Company LLC” or “PIMCO” or any derivative thereof or logo associated with those names and other servicemarks and trademarks owned by PIMCO and its affiliates are the valuable property of PIMCO and its affiliates, and that each Fund may use such names (or derivatives or logos) only as permitted by PIMCO.

12.      Several Agreement of Each Fund. This Agreement, including all covenants, representations, warranties, and undertakings of any kind, shall be construed so as to give effect to the intention of the parties that this Agreement constitutes a separate agreement between each Fund and PIMCO. The parties acknowledge and agree that the rights and obligations of each Fund hereunder, including as to any fees payable by the Fund to PIMCO or liabilities or other obligations of PIMCO to the Fund or of the Fund to PIMCO, shall be several and independent of one and other and neither joint nor joint and several with respect to any other Fund. Notwithstanding anything to the contrary contained in this Agreement, each party acknowledges and agrees that the sole source of payment of the obligations of any Fund hereunder shall be the assets of such Fund, and that PIMCO shall have no right of recourse or offset against the revenues and assets of any other Fund.

13.      Fund Obligation. A copy of the Agreement and Declaration of Trust of each Fund is on file with the Secretary of The Commonwealth of Massachusetts, and notice is hereby given that this instrument is executed on behalf of each Fund by an officer of the Fund as an officer and not individually and that the obligations imposed on each Fund by this Agreement are not binding upon any of the Trustees, officers or shareholders individually but are binding only upon the assets and property of the Fund.

14.      Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original.

15.      Miscellaneous. This Agreement shall be governed by the laws of the Commonwealth of Massachusetts, provided that nothing herein shall be construed in a manner inconsistent with the 1940 Act, the Investment Advisers Act of 1940, or any rule or order of the SEC thereunder, or the Commodity Exchange Act, or any rule or order of the Commodity Futures Trading Commission thereunder.

(a)    Exclusive jurisdiction over any action, suit, or proceeding under, arising out of, or relating to this Agreement shall lie in the federal and state courts within the Commonwealth of Massachusetts, and each party hereby waives any objection it may have at any time to the laying of venue of any such proceedings brought in any such courts, waives any claim that such proceedings have been brought in an inconvenient forum, and further waives the right to object, with respect to such proceedings, that any such court does not have jurisdiction over that party.

(b)    If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby and, to this extent, the provisions of this Agreement shall be deemed to be severable. To the extent that any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise with regard to any party, hereunder, such provisions with respect to other parties hereto shall not be affected thereby.

(c)    The captions in this Agreement are included for convenience only and in no way define any of the provisions hereof or otherwise affect their construction or effect.

(d)    No person other than each Fund and PIMCO is a party to this Agreement or shall be entitled to any right or benefit arising under or in respect of this Agreement; there are no third-party beneficiaries of this Agreement. Without limiting the generality of the foregoing, nothing in this Agreement is intended to, or shall be read to, (i) create in any person other than each Fund (including without limitation any shareholder in a Fund) any direct, indirect, derivative, or other rights against PIMCO, or (ii) create or give rise to any duty or obligation on the part of PIMCO (including without limitation any fiduciary duty) to any person other than each Fund, all of which rights, benefits, duties, and obligations are hereby expressly excluded. If another fund or funds are added to this Agreement, this provision shall be interpreted to apply to each such fund as it applies to a Fund hereunder, in each case on a separate (and neither jointly nor joint and several) basis with respect to each Fund and each such other fund.

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IN WITNESS WHEREOF, each of the parties has caused this instrument to be executed in its name and behalf by its duly authorized representative under seal as of the date first written above.

PACIFIC INVESTMENT MANAGEMENT COMPANY LLC

By:	/s/ Peter G. Strelow
Name: Peter G. Strelow Title: Managing Director

Each Fund Listed on Schedule A hereto

(with respect to each Fund, severally and neither jointly nor jointly and severally with any other Fund)

By:	/s/ Eric D. Johnson
Name: Eric D. Johnson Title: Vice President

SCHEDULE A

(as of March 21, 2018)

Fund	Effective Date	Fee
PIMCO Flexible Credit Income Fund	December 14, 2016	1.30% of the average daily total managed assets* of the Fund. Total managed assets includes total assets of the Fund (including assets attributable to any reverse repurchase agreements, dollar rolls, borrowings and preferred shares that may be outstanding, if any) minus accrued liabilities (other than liabilities representing reverse repurchase agreements, dollar rolls and borrowings).

PIMCO Flexible Municipal Income Fund	March 21, 2018	0.75% of the average daily total managed assets* of the Fund. Total managed assets includes total assets of the Fund (including assets attributable to any reverse repurchase agreements, dollar rolls, tender option bonds, borrowings and preferred shares that may be outstanding, if any) minus accrued liabilities (other than liabilities representing reverse repurchase agreements, dollar rolls, tender option bonds and borrowings).

* The average daily total managed assets shall be determined by taking an average of all the determinations of such amount during such month at the close of business on each business day during such month while this Agreement is in effect. For purposes of calculating “total managed assets,” the liquidation preference of any preferred shares outstanding shall not be considered a liability. By way of clarification, with respect to any reverse repurchase agreement, dollar roll or similar transaction, “total managed assets” includes any proceeds from the sale of an asset of a Fund to a counterparty in such a transaction, in addition to the value of the underlying asset as of the relevant measuring date. Furthermore, to the extent applicable, assets attributable to tender option bonds would be included as assets irrespective of whether or not they are included as assets for financial reporting purposes. However, to the extent the Fund does not contribute municipal bonds to a tender option bond trust but holds residual interests issued by such trust, the tender option bonds outstanding would not be included in the calculation of “total managed assets”.